Exhibit 3.23(a)

CERTIFICATE OF FORMATION

OF

IIII-BSI HOLDINGS, LLC

ARTICLE 1.

NAME

The name of the limited liability company is IIII-BSI Holdings, LLC (the “Company”).

ARTICLE 2.

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of the registered agent of the Company is The Corporation Trust Company.

ARTICLE 3.

DURATION

The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of Delaware (the “Act”).

ARTICLE 4.

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

IN WITNESS WHEREOF, this Certificate has been executed this 16th day of November, 2000, by the undersigned authorized signatory who affirms that, to the best of her knowledge and belief, the facts stated herein are true.

Authorized Person:

By:	/s/ Yvonne Owens
	Name:	Yvonne Owens